Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
2019 Second Quarter Financial Results
•Sales for the quarter were $189.1 million; after adjusting for the divested semiconductor business, sales increased 5.4%
•Consolidated orders for the quarter were $170.7 million
•Backlog at the end of the quarter was $380 million
•Updated outlook for 2019 reflects rescheduled programs, delayed business jet antenna program and 737 MAX grounding
EAST AURORA, NY, August 5, 2019 – Astronics Corporation (Nasdaq: ATRO), a leading supplier of advanced technologies and products to the global aerospace and defense industries, today reported financial results for the three and six months ended June 29, 2019. Earnings per share for prior periods are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 12, 2018. Financial results include the divestiture of the Test Systems’ semiconductor business on February 13, 2019.
Peter J. Gundermann, President and Chief Executive Officer, commented, “Financial results in the quarter were as expected with sales, after adjusting for the sale of the semiconductor business, up 5% over last year’s second quarter, but down from the robust level we had in the first quarter. For the first half of the year, adjusted sales were up over 12%. During the quarter we completed our initial restructuring initiatives in both the Test Systems and Aerospace segments and expect to realize approximately $8 million to $9 million in annualized savings beginning in the third quarter this year.”
He added, “Our outlook for the second half of the year is weaker than our previous expectations as our business jet antenna program was delayed due to an unusual satellite failure. We also have seen indications of a slowdown in demand for connectivity hardware. While this is concerning for the near term, we remain encouraged with the opportunities we have in this market because of the breadth of our product offerings. Airline passengers continue to indicate that inflight entertainment
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(IFE) is a critical element of their flight choice decision and airlines are moving quickly to determine the best method for delivering this to their customers. We are uniquely positioned to offer a complete suite of cost competitive hardware for both the airline’s and the IFE providers’ needs, whatever service is employed.”
For comparability purposes, in addition to reporting consolidated and segment results of operations on a basis consistent with U.S. generally accepted accounting principles (“GAAP”), this press release also contains certain financial information regarding consolidated sales, operating income and net income, as well as Test Systems segment sales and operating profit, adjusted to remove the effects of the divested semiconductor business from all periods presented. Management believes these non-GAAP measures are useful to investors in understanding the performance of the ongoing business. The reconciliation of GAAP measures to non-GAAP measures is contained in the section labeled "Reconciliation to Non-GAAP Performance Measures".

	Three Months Ended			Six Months Ended
($ in thousands)	June 29, 2019	June 30, 2018	% Change	June 29, 2019	June 30, 2018	% Change

Sales	$189,098	$208,606	(9.4)%	$397,272	$387,665	2.5%
Income from Operations	$10,573	$20,129	(47.5)%	$33,454	$26,761	25.0%
Operating margin %	5.6%	9.6%		8.4%	6.9%
Gain on Sale of Business	$—	$—	—	$80,133	$—	—
Net Income	$6,726	$14,025	(52.0)%	$84,872	$17,319	390.1%
Net Income %	3.6%	6.7%		21.4%	4.5%

Adjusted Consolidated Sales	$186,856	$177,201	5.4%	$391,675	$349,200	12.2%
Adjusted Income from Operations	$8,506	$9,937	(14.4)%	$30,470	$15,857	92.2%
Adjusted Operating margin %	4.6%	5.6%		7.8%	4.5%
Adjusted Net Income	$6,339	$5,878	7.8%	$22,446	$8,648	159.6%
Adjusted Net Income %	3.4%	3.3%		5.7%	2.5%
Consolidated Review
Second Quarter 2019 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were down 9.4%, or $19.5 million, including sales of the semiconductor business which was divested in the first quarter of 2019. Excluding the divestiture, adjusted consolidated sales were up 5.4%, or $9.7 million, demonstrating growth in both the Aerospace and Test Systems segments.
Consolidated operating income decreased to $10.6 million, or 5.6% of sales, compared with  $20.1 million, or 9.6% of sales in the prior-year period. The decline was primarily due to the divestiture of the semiconductor business. Adjusted consolidated income from operations excluding the operations of the divested semiconductor test business was $8.5 million, or 4.6% of adjusted consolidated sales, compared with $9.9 million, or 5.6% of adjusted consolidated sales, in the prior-year period.
Impacts to operating income and margin included $2.2 million in severance charges associated with restructuring initiatives, tariff expenses of $2.3 million and operating losses of $7.7 million related to the challenged Aerospace businesses. The $7.7 million operating loss included a charge for
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inventory reserves of $1.6 million. Operating losses related to challenged Aerospace businesses were $8.1 million in the second quarter of 2018 and $10.7 million in the trailing first quarter of 2019.
Mr. Gundermann commented, “We made solid progress with the restructuring of operations in both our Aerospace and Test Systems to right-size the organization to our current expectations and improve our operating performance. We expect that the $8 million to $9 million in expected annual savings from the restructuring will begin to be apparent in our third quarter as much of the activity was completed later in the second quarter. Given the delays in certain programs, we plan to make additional changes in the organization over the next several months and would expect additional restructuring expense, as well as related cost savings, in future quarters.”
The effective tax rate for the quarter was 23.8%, compared with 18.4% in the second quarter of 2018. The 2019 second quarter tax rate was unfavorably impacted by the gain on the sale of the semiconductor business.
Net income was $6.7 million, or $0.20 per diluted share, compared with $14.0 million, or $0.42 per diluted share in the prior year.
Bookings were $170.7 million, for a book-to-bill ratio, excluding semiconductor activity, of 0.91:1. Backlog at the end of the quarter was $379.7 million. Approximately $263.9 million of backlog is expected to ship in the remainder of 2019.
Year-to-Date 2019 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were up 2.5%, or $9.6 million. Excluding sales of the semiconductor business, adjusted consolidated sales were up 12.2%, or $42.5 million, demonstrating growth in both the Aerospace and Test Systems segments.
Consolidated operating income improved to $33.5 million, or 8.4% of sales, compared with  $26.8 million, or 6.9% of sales in the prior-year period.
Adjusted consolidated operating income was $30.5 million, or 7.8% of adjusted consolidated sales, compared with $15.9 million, or 4.5% of adjusted consolidated sales, in the prior-year period. Margin expansion was driven by higher volume. These effects more than offset tariff expenses of $4.0 million and severance charges of $2.2 million. The challenged Aerospace businesses had $18.4 million of operating losses, which included a charge for inventory reserves of $3.6 million. Losses from the challenged Aerospace businesses, including program charges in the first half of 2018, were $17.1 million.
The effective tax rate for the first six months of 2019 was 22.7%, compared with 18.0% in the same period of 2018. The tax rate was unfavorably impacted by the gain on the sale of the semiconductor business.
Net income was $84.9 million, or $2.56 per diluted share, compared with $17.3 million, or $0.52 per diluted share in the prior year. The $80.1 million gain on the sale of the semiconductor test business is expected to contribute $58.8 million to net income after taxes. Adjusted net income, excluding the divested semiconductor test business, was $22.4 million in the first six months of 2019 compared with $8.6 million in the prior-year period.
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Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Second Quarter 2019 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales increased $8.1 million, or 4.9%, to $174.3 million, although Aerospace sales declined sequentially from $188.5 million in the first quarter of 2019.
Electrical Power & Motion sales increased $16.4 million, or 24.2%, due primarily to higher sales in cabin power products. Sales of Lighting & Safety products were up $2.6 million due to an increase in sales of lighting products partially offset by lower sales of passenger service units. Avionics sales were down $10.6 million compared with the prior-year period due to a lower demand in the quarter for inflight entertainment and connectivity (“IFEC”) products.
Aerospace operating profit was $14.4 million, or 8.3% of sales, compared with $18.2 million, or 11.0% of sales, in the same period last year. Aerospace operating profit benefited from higher volume, offset by $2.3 million in tariffs. The challenged Aerospace businesses had $7.7 million of operating losses, including a $1.6 million inventory reserve. Operating losses for the challenged Aerospace businesses in the second quarter of 2018 were $8.1 million including a $1.6 million program charge recognized due to the revision of estimated costs to complete a long-term contract.
Restructuring initiatives are expected to provide approximately $3 million in annual savings for the Aerospace segment beginning in the third quarter of 2019.
Aerospace bookings in the second quarter of 2019 were $157.6 million, for a book-to-bill ratio of 0.90:1. Backlog was $310.6 million at the end of the second quarter of 2019.
Mr. Gundermann commented, “Demand during the quarter was negatively affected by a couple of events in the industry. The first of these was the unusual loss of a satellite in April that was critical to our planned connectivity system for large business jets. This loss has caused the program to be paused this year, which lowers anticipated shipments and delays the revival of our AeroSat business. The second event is the industry’s concern related to Boeing’s 737 MAX situation, which negatively affects our volume for the 737 MAX production line, but also complicates fleet management plans for airlines, which in some cases may delay certain upgrade initiatives until resolution is apparent.”
Mr. Gundermann continued, “Despite the $7.7 million operating loss from our three challenged aerospace businesses, we are making good progress towards break-even. We have line of sight to this end for two of the three businesses. The third, AeroSat, faces a more difficult task with the delay in the tail-mount antenna program for large business jets. This delay hurt AeroSat’s financial performance in the second quarter, when it generated about 70% of the trio’s collective operating loss. We are watching the situation closely and will be deciding an appropriate action as the situation becomes clearer.”
Aerospace Year-to-Date 2019 Results (compared with the prior-year period, unless noted otherwise)
Aerospace segment sales increased by $32.0 million, or 9.7%, to $362.8 million when compared with the prior year’s first six months.
Electrical Power & Motion sales increased $36.3 million, or 25.8%, and Lighting & Safety sales increased $9.6 million, both for similar reasons as in the quarter. Sales of Avionics products were down $9.8 million to $59.5 million, and Systems Certification sales decreased $4.0 million compared with the first six months of 2018.
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Aerospace operating profit was $40.2 million, or 11.1% of sales, compared with $31.3 million, or 9.5% of sales, in the same period last year. Aerospace operating profit in the first six months of 2019 benefited from higher volume and $2.3 million lower amortization expense related to acquired intangible assets. These benefits were offset by $4.0 million in tariffs and $18.4 million in operating losses from the challenged businesses, which included $3.6 million in inventory reserves. Operating profit in the first half of 2018 was negatively impacted by $17.1 million in operating loss from challenged Aerospace businesses and $1.4 million in acquisition-related inventory step-up expense.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Second Quarter 2019 Results (compared with the prior-year period, unless noted otherwise)
Test Segment sales decreased $27.6 million to $14.8 million as a result of the divestiture of the semiconductor business. Adjusted Test Systems segment sales, excluding the semiconductor test business from both periods, were up $1.6 million, or 14%, to $12.6 million.
The Test segment was essentially breakeven in the quarter compared with operating profit of  $6.2 million in last year’s second quarter. Adjusted for the sale of the semiconductor business, there was an operating loss of $2.2 million compared with an operating loss of $3.9 million in the prior-year period. Impacting the loss in the quarter were severance charges of $2.0 million related to the restructuring initiatives, which are expected to provide savings of $5 million to $6 million beginning in the third quarter.
Bookings for the Test Systems segment in the quarter were $13.0 million, for a book-to-bill ratio, excluding semiconductor activity, of 1.01:1 for the quarter. Backlog was $69.1 million at the end of the second quarter of 2019.
Mr. Gundermann commented, “Our Test business accomplished a major restructuring in the quarter that will help it adjust to the road ahead, subsequent to the sale of our semiconductor test business. In July, we acquired Freedom Communications Technologies, which represents a nice market and technology extension for our remaining test business. We are pleased to have Freedom as part of our team and are excited to see what we can accomplish together.”
Test Systems Year-to-Date 2019 Results (compared with the prior-year period, unless noted otherwise)
Test Segment sales decreased $22.4 million to $34.5 million compared with $56.9 million in the prior-year period. Adjusted Test Systems segment sales, excluding the semiconductor test business from both periods, were up 57% compared with the prior year to $28.9 million, driven by growth in the Aerospace & Defense market.
Operating profit for the segment was $2.1 million, or 6.0% of sales, compared with operating income of $4.3 million in the prior-year period. Adjusted for the sale of the semiconductor business, there was an operating loss for the segment of $0.9 million which was mostly the result of  $2.0 million in restructuring costs. Operating loss in the prior-year period adjusted for the divestiture of the semiconductor business was $6.6 million.
2019 Outlook
Consolidated sales are expected to be in the range of $740 million to $775 million, of which $680 million to $700 million is expected from the Aerospace segment and $60 million to $75 million is expected from the Test segment.
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Mr. Gundermann concluded, “The approximate 5% reduction at the mid-point of our expectations for the Aerospace segment reflects the impact of the delay of the business jet antenna program and the related satellite failure, along with some softening of demand for IFEC products, which we believe is at least in part a result of the 737 MAX situation, and the delay into 2020 of an unrelated customer program. We are disappointed with the confluence of these events and are looking more closely at changes to the organization to align costs with our new revenue expectations. In the meantime, we expect the restructuring initiatives we completed in the second quarter will generate approximately $8 million to $9 million in annual savings that should be realized beginning in the third quarter and should help to offset the impact on margin of lower volume.”
Consolidated backlog at June 29, 2019 was $379.7 million. Approximately 70% of the backlog is expected to ship in 2019.
The effective tax rate for 2019, excluding the impact of the gain on the sale of the semiconductor business, is expected to be in the range of 15% to 19%.
Capital equipment spending in 2019 is expected to be between $22 million to $28 million.
Second Quarter 2019 Webcast and Conference Call
The Company will host a teleconference today at 10:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13692264. The telephonic replay will be available from 1:00 p.m. on the day of the call through Monday, August 19, 2019. A transcript will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) is a leading supplier of advanced technologies and products to the global aerospace and defense industries. Astronics’ products and services include advanced, high-performance electrical power generation and distribution systems, seat motion solutions, lighting and safety systems, avionics products, aircraft structures, systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Through its wholly owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the progress being made with the three operations having losses, the continuation of the trend in growth with passenger power and connectivity on airplanes, the ability of the Company to advance its Test business, the ability to achieve at or near breakeven performance
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in the Test business, the Company’s ability to deliver a solid 2019, the ability to win new projects in the Test business and margins to expand with growth, the success of the Company achieving its sales expectations, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Six Months Ended
	6/29/2019	6/30/2018	6/29/2019	6/30/2018
Sales	$189,098	$208,606	$397,272	$387,665
Cost of products sold	148,735	159,034	304,832	300,961
Gross profit	40,363	49,572	92,440	86,704
Gross margin	21.3%	23.8%	23.3%	22.4%

Selling, general and administrative	29,790	29,443	58,986	59,943
SG&A % of sales	15.8%	14.1%	14.8%	15.5%
Income from operations	10,573	20,129	33,454	26,761
Operating margin	5.6%	9.6%	8.4%	6.9%

Gain on sale of business	—	—	80,133	—
Other expense, net of other income	518	463	733	838
Interest expense, net	1,225	2,484	3,029	4,815
Income before tax	8,830	17,182	109,825	21,108
Income tax expense	2,104	3,157	24,953	3,789
Net income	$6,726	$14,025	$84,872	$17,319
Net income % of sales	3.6%	6.7%	21.4%	4.5%

*Basic earnings per share:	$0.21	$0.43	$2.60	$0.54
*Diluted earnings per share:	$0.20	$0.42	$2.56	$0.52

*Weighted average diluted shares outstanding (in thousands)	33,175	33,122	33,193	33,068

Capital expenditures	$3,443	$4,148	$6,917	$8,495
Depreciation and amortization	$7,904	$8,743	$15,980	$18,584

*Prior-year share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 12, 2018.

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SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Six Months Ended
	6/29/2019	6/30/2018	6/29/2019	6/30/2018
Sales
Aerospace	$174,292	$166,257	$362,793	$330,857
Less inter-segment	(5)	(53)	(5)	(53)
Total Aerospace	174,287	166,204	362,788	330,804

Test Systems	14,925	42,402	34,649	56,861
Less inter-segment	(114)	—	(165)	—
Total Test Systems	14,811	42,402	34,484	56,861
Total consolidated sales	189,098	208,606	397,272	387,665

Segment operating profit and margins
Aerospace	14,392	18,200	40,160	31,315
	8.3%	11.0%	11.1%	9.5%
Test Systems	(94)	6,247	2,091	4,318
	(0.6)%	14.7%	6.0%	7.6%
Total segment operating profit	14,298	24,447	42,251	35,633

Gain on sale of business	—	—	80,133	—
Interest expense	1,225	2,484	3,029	4,815
Corporate expenses and other	4,243	4,781	9,530	9,710
Income before taxes	$8,830	$17,182	$109,825	$21,108

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Reconciliation to Non-GAAP Performance Measures

The Company’s press release contains financial information regarding consolidated sales, operating income and net income, as well as Test Systems segment sales and operating profit, as adjusted to remove the effects of the semiconductor business from all periods presented. Each of these adjusted balances are non-GAAP performance measures. Management believes these non-GAAP measures are useful to investors in understanding the performance of the ongoing business.

(Unaudited, $ in thousands)

Consolidated
	Three Months Ended		Six Months Ended
	6/29/2019	6/30/2018	6/29/2019	6/30/2018
Sales
Consolidated sales	$189,098	$208,606	$397,272	$387,665
Non-GAAP Adjustment - Remove effect of semiconductor business*	(2,242)	(31,405)	(5,597)	(38,465)
Adjusted Consolidated Sales	$186,856	$177,201	$391,675	$349,200

Income from Operations
Consolidated income from operations	10,573	20,129	$33,454	$26,761
Non-GAAP Adjustment - Remove effect of semiconductor business*	(2,067)	(10,192)	(2,984)	(10,904)
Adjusted Income from Operations	$8,506	$9,937	$30,470	$15,857
	4.6%	5.6%	7.8%	4.5%
Net Income
Consolidated net income	$6,726	$14,025	$84,872	$17,319
Non-GAAP Adjustment - Remove effect of semiconductor business*	(387)	(8,147)	(62,426)	(8,671)
Adjusted Net Income	$6,339	$5,878	$22,446	$8,648

Test Segment
Test Segment Sales
Test Segment Sales	$14,811	$42,402	$34,484	$56,861
Non-GAAP Adjustment - Remove effect of semiconductor business*	(2,242)	(31,405)	(5,597)	(38,465)
Adjusted Test Segment Sales	$12,569	$10,997	$28,887	$18,396

Loss from Test Segment Operations
Income (loss) from Test Segment operations	(94)	6,247	$2,091	$4,318
Non-GAAP Adjustment - Remove effect of semiconductor business*	(2,067)	(10,192)	(2,984)	(10,904)
Adjusted Loss from Test Segment Operations	$(2,161)	$(3,945)	$(893)	$(6,586)
	(17.2)%	(35.9)%	(3.1)%	(35.8)%
* The non-GAAP adjustment eliminates all semiconductor test sales and associated direct costs from all periods presented. There are significant indirect costs, overheads, and other general and administrative costs that are not included in the non-GAAP adjustment, as such functions benefited all operations and products within the Test Systems segment and have not been eliminated as a result of the divestiture. The non-GAAP adjustment to net income for the three-month and six-month period ended June 29, 2019 also eliminates the impact of the gain on the sale of the semiconductor business, net of tax at the forecasted consolidated tax rate for 2019.

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ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	6/29/2019	12/31/2018
ASSETS
Cash and cash equivalents	$17,106	$16,622
Accounts receivable and uncompleted contracts	177,102	182,308
Inventories	142,853	138,685
Other current assets	17,587	17,198
Assets held for sale	—	19,358
Property, plant and equipment, net	117,389	120,862
Other long-term assets	45,189	21,272
Intangible assets, net	125,039	133,383
Goodwill	124,998	124,952
Total assets	$767,263	$774,640

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$170	$1,870
Accounts payable and accrued expenses	94,018	98,436
Customer advances and deferred revenue	25,402	26,880
Liabilities held for sale	—	906
Long-term debt	122,113	232,112
Other liabilities	50,594	27,811
Shareholders' equity	474,966	386,625
Total liabilities and shareholders' equity	$767,263	$774,640

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ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)

	Six Months Ended
	6/29/2019	6/30/2018
Cash flows from operating activities:
Net income	$84,872	$17,319
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	15,980	18,584
Provisions for non-cash losses on inventory and receivables	4,223	1,819
Equity-based compensation expense	2,145	1,637
Deferred tax benefit	(3,371)	(516)
Gain on sale of business	(80,133)	—
Other	263	(431)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	5,266	(33,347)
Inventories	(11,070)	(19,761)
Accounts payable	(7,685)	7,981
Accrued expenses	(9,141)	53
Other current assets and liabilities	(975)	(404)
Customer advanced payments and deferred revenue	(1,234)	14,469
Income taxes	9,181	(189)
Supplemental retirement and other liabilities	735	896
Cash provided by operating activities	9,056	8,110
Cash flows from investing activities:
Proceeds on sale of business	103,793	—
Capital expenditures	(6,917)	(8,495)
Cash provided by (used for) investing activities	96,876	(8,495)
Cash flows from financing activities:
Proceeds from long-term debt	27,000	30,015
Payments for long-term debt	(132,053)	(36,416)
Debt acquisition costs	—	(516)
Proceeds from exercise of stock options	416	281
Other Financing Activities	(834)	—
Cash (used for) financing activities	(105,471)	(6,636)
Effect of exchange rates on cash	23	(285)
Increase (decrease) in cash and cash equivalents	484	(7,306)
Cash and cash equivalents at beginning of period	16,622	17,914
Cash and cash equivalents at end of period	$17,106	$10,608

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ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	6/29/2019	6/30/2018	% Change	6/29/2019	6/30/2018	% Change	% of Sales
Aerospace Segment
Commercial Transport	$129,731	$132,797	(2.3)%	$271,509	$265,847	2.1%	68.4%
Military	19,545	16,270	20.1%	40,498	30,285	33.7%	10.2%
Business Jet	17,286	10,338	67.2%	37,123	21,002	76.8%	9.3%
Other	7,725	6,799	13.6%	13,658	13,670	(0.1)%	3.4%
Aerospace Total	174,287	166,204	4.9%	362,788	330,804	9.7%	91.3%

Test Systems Segment excluding Semiconductor	12,569	10,997	14.3%	28,888	18,396	57.0%	7.3%
Total sales excluding Semiconductor	186,856	177,201	5.4%	391,676	349,200	12.2%	98.6%
Test-Semiconductor	2,242	31,405	(92.9)%	5,596	38,465	(85.5)%	1.4%

Total Sales	$189,098	$208,606	(9.4)%	$397,272	$387,665	2.5%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Six Months Ended
	6/29/2019	6/30/2018	% Change	6/29/2019	6/30/2018	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$84,042	$67,643	24.2%	$176,579	$140,321	25.8%	44.5%
Lighting & Safety	46,770	44,121	6.0%	95,375	85,763	11.2%	24.0%
Avionics	25,682	36,272	(29.2)%	59,543	69,295	(14.1)%	15.0%
Systems Certification	4,048	4,872	(16.9)%	5,666	9,655	(41.3)%	1.4%
Structures	6,020	6,497	(7.3)%	11,967	12,100	(1.1)%	3.0%
Other	7,725	6,799	13.6%	13,658	13,670	(0.1)%	3.4%
Aerospace Total	174,287	166,204	4.9%	362,788	330,804	9.7%	91.3%

Test Systems Segment excluding Semiconductor	12,569	10,997	14.3%	28,888	18,396	57.0%	7.3%
Total sales excluding Semiconductor	186,856	177,201	5.4%	391,676	349,200	12.2%	98.6%
Test-Semiconductor	2,242	31,405	(92.9)%	5,596	38,465	(85.5)%	1.4%

Total Sales	$189,098	$208,606	(9.4)%	$397,272	$387,665	2.5%

-MORE-

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Trailing Twelve Months
	9/29/2018	12/31/2018	3/30/2019	6/29/2019	6/29/2019
Sales
Aerospace	$169,579	$175,242	$188,501	$174,287	$707,609
Test Systems (excluding Semi)	33,596	15,482	16,319	12,569	77,966
Sales (excluding Semi)	203,175	190,724	204,820	186,856	785,575
Test-Semiconductor	9,499	12,193	3,354	2,242	27,288
Total Sales	$212,674	$202,917	$208,174	$189,098	$812,863

Bookings
Aerospace	$196,671	$175,554	$191,701	$157,631	$721,557
Test Systems (excluding Semi)	29,976	43,300	11,812	12,675	97,763
Bookings (excluding Semi)	226,647	218,854	203,513	170,306	819,320
Test-Semiconductor	7,161	1,510	1,470	354	10,495
Total Bookings	$233,808	$220,364	$204,983	$170,660	$829,815

Backlog*
Aerospace	$325,735	$326,047	$329,247	$310,590
Test Systems (excluding Semi)	38,618	66,436	61,929	62,035
Backlog (excluding Semi)	364,353	392,483	391,176	372,625
Test-Semiconductor	33,717	23,034	8,975	7,087
Total Backlog	$398,070	$415,517	$400,151	$379,712	N/A

Book:Bill Ratio**
Aerospace	1.16	1.00	1.02	0.90	1.02
Test Systems excl. Semi	0.89	2.80	0.72	1.01	1.25
Total Book:Bill excl. Semi	1.12	1.15	0.99	0.91	1.04

(*) During the first quarter of 2019, Test Systems segment backlog of approximately $12.2 million was disposed of in the divestiture of the semiconductor business. Aerospace backlog of approximately $2.0 million has been removed in the second quarter of 2019 above related to the airfield lighting product line, which was divested in July 2019.

(**) Calculations of Test Systems and Total Book:Bill excludes the total semiconductor business, which does include residual warranty backlog that is expected to be recognized.

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